Exhibit 2.1
AMENDMENT NO. 2
TO
PURCHASE AGREEMENT
This Amendment No. 2 to the Purchase Agreement dated as of May 8, 2020 (this “Amendment”), is entered into by and among FLAVORS HOLDINGS INC., a Delaware corporation (“Flavors Holdings”), MW HOLDINGS I LLC, a Delaware limited liability company (“MW Holdings I”), MW HOLDINGS III LLC, a Delaware limited liability company (“MW Holdings III,” and together with MW Holdings I, the “MW Holdings Entities”), MAFCO FOREIGN HOLDINGS, INC., a Delaware corporation (“Mafco Foreign Holdings,” and collectively with the MW Holdings Entities and Flavors Holdings, the “Sellers”), ACT II GLOBAL ACQUISITION CORP., a Cayman Islands exempted company (the “Purchaser,” and together with the Sellers, the “Original Parties”), and PROJECT TASTE INTERMEDIATE LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of the Purchaser (“Intermediate Holdco”). Each of the Original Parties and Intermediate Holdco are herein referred to individually as a “Party” and, collectively, as the “Parties.”
RECITALS
WHEREAS, the Original Parties entered into a Purchase Agreement dated as of December 19, 2019, as amended by Amendment No. 1 dated as of February 12, 2020 (as amended, supplemented, or modified, the “Agreement”);
WHEREAS, pursuant to Section 10.6 of the Agreement, the Purchaser is permitted to assign its rights and delegate all or any part of its obligations under the Agreement to one or more of its Affiliates (as defined in the Agreement), on the terms and subject to the conditions set forth therein;
WHEREAS, subject to the terms hereof, the Purchaser desires to assign to Intermediate Holdco all of its rights, title and interest in the Agreement, and Intermediate Holdco is willing to assume and accept all of the Purchaser’s rights, title and interest in the Agreement (the “Assignment”); and
WHEREAS, the Parties desire to enter into this Amendment to memorialize and effectuate the Assignment and to amend certain provisions of the Agreement, in each case on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.
Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Agreement.

2.
Amendment to Section 1.1. The following definitions in Section 1.1 of the Agreement are amended and restated in their entirety as follows:

  “Base Cash Consideration” means $415,000,000; provided, however, that, immediately prior to the Closing, the Purchaser may, following good faith and reasonable best efforts to cooperate with the Sellers to reduce or eliminate the necessity of such a reduction including by seeking additional funds, reduce such amount by the amount necessary, up to a maximum of $20,000,000, to permit the representation set forth in Section 4.15(d) (as amended and restated by the Amendment) to be correct as of Closing; provided, further, that, any such reduction will result in a dollar-for-dollar increase for the Purchaser Ordinary Shares Consideration.
  “Purchaser Ordinary Shares Consideration” means the number of Class A Ordinary Shares equal to the higher of (1) 2,500,000 or (2) the quotient of (x) the sum of $25,000,000 plus amount, if any, by which the Base Cash Consideration is reduced by the Purchaser in accordance with the terms of the definition of “Base Cash Consideration, divided by (y) the lowest per share price at which Class A Ordinary Shares are sold by the Purchaser to any Person from and after the date hereof but prior to, at or in connection with the Closing.

3.
Assignment and Assumption of Agreement. Subject to the terms and conditions of the Agreement, the Purchaser hereby assigns all of its right, title and interest in and to the Agreement to Intermediate Holdco, and Intermediate Holdco hereby accepts the assignment and assumes all of the Purchaser’s right, title and interest in the Agreement from and after the date hereof, such that at the Closing, Intermediate Holdco shall acquire all of the Transferred Equity Interests and accept the Transferred Assets and Liabilities. For avoidance of doubt, the Assignment and the transactions contemplated thereby shall not release the Purchaser from any liability or obligation under the Agreement.

4.
Effect of the Amendment. Except as expressly provided in this Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. On and after the date hereof, each reference in the Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Agreement, will mean and be a reference to the Agreement as amended by this Amendment and as previously amended by Amendment No. 1 dated as of February 12, 2020.

5.
Miscellaneous.

(a)
This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b)
The headings in this Amendment are for reference only and shall not affect the interpretation of this Amendment.

(c)
This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.
FLAVORS HOLDINGS INC.
By: /s/ Edward Mammone Name: Edward Mammone Title: Senior Vice President, Controller
MW HOLDINGS I LLC
By: Flavors Holdings Inc., its sole member
By: /s/ Edward Mammone Name: Edward Mammone Title: Senior Vice President, Controller
MW HOLDINGS III LLC
By: Flavors Holdings Inc., its sole member
By: /s/ Edward Mammone Name: Edward Mammone Title: Senior Vice President, Controller
MAFCO FOREIGN HOLDINGS, INC.
By: /s/ Marji Gordon Brown Name: Marji Gordon-Brown Title: Associate Tax Counsel
[Signature Page — Amendment No. 2 to Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.
ACT II GLOBAL ACQUISITION CORP.
By: /s/ Ira J. Lamel Name: Ira J. Lamel Title: Chief Financial Officer
PROJECT TASTE INTERMEDIATE LLC
By: Act II Global Acquisition Corp., its sole member
By: /s/ Ira J. Lamel Name: Ira J. Lamel Title: Chief Financial Officer
[Signature Page — Amendment No. 2 to Purchase Agreement]